Form 10-Q
                                                                   For the Three
                                                                    Months Ended
                                                                  March 31, 1999

                                   AT&T Corp.
                Computation of Ratio of Earnings to Fixed Charges

                              (Dollars in Millions)
                                   (Unaudited)




Income from Continuing Operations
  Before Income Taxes .................................     $2,044

Less Interest Capitalized during
  the Period...........................................         25

Add Equity Investment Losses, net of distributions
  of Less than 50% Owned Affiliates....................         70

Add Fixed Charges......................................        289

Total Earnings from Continuing
  Operations Before Income Taxes
  and Fixed Charges....................................     $2,378



Fixed Charges

Total Interest Expense Including Capitalized Interest..     $  215

Interest Portion of Rental Expense.....................         57

Preferred Stock Dividend Requirement...................         17

  Total Fixed Charges..................................     $  289

Ratio of Earnings to Fixed Charges.....................        8.2